Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary – Treasurer (417) 625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

REPORTS DECLARATION OF DIVIDENDS AND 2004 EARNINGS

JOPLIN, MO, February 3, 2005 – (NYSE: EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.32 per share on Common Stock payable March 15, 2005, to holders of record as of March 1, 2005.

The Company reported earnings for 2004 of $21.8 million, or $0.86 per share, compared to earnings of $29.4 million, or $1.29 per share, for 2003. Earnings for the fourth quarter of 2004 were $2.0 million, or $0.08 per share, compared to fourth quarter 2003 earnings of $4.8 million, or $0.21 per share.

Revenues were essentially flat between the two years at $325.5 million with increases in customer growth and rates being offset by less favorable weather during most of 2004 and a significant decrease in off-system sales.

Total fuel and purchased power costs increased in 2004, reducing earnings per share an estimated $0.13 per share as compared to 2003, even after giving effect to decreases in off-system sales which resulted in reduced costs.  We are unable to recover in rates most of the increase in these fuel costs due to the lack of a fuel adjustment provision in Missouri.  Increases in depreciation and property taxes reduced earnings by an estimated $0.06 and $0.05 per share, respectively.  Increases in other operating expenses including health care, stock compensation, Sarbanes-Oxley compliance and non-regulated expenses reduced earnings by an estimated $0.14 per share.  Earnings per share also declined due to an estimated $0.10 per share dilutive effect from additional outstanding shares, primarily attributable to the sale of 2,300,000 shares of common stock in December 2003 and January 2004.  Decreases in interest expense had an estimated $0.06 per share positive impact on earnings.

While an increase in revenues for the fourth quarter of 2004 contributed an estimated $0.04 per share as compared to the fourth quarter of 2003, due to customer growth, increases in total fuel and purchased power costs reduced earnings per share by an estimated $0.08 per share.  Also negatively impacting earnings were increases in health care expense, depreciation, property taxes, and losses from our non-regulated business units.

Bill Gipson, President and CEO, will host a conference call tomorrow morning, February 4, 2005, at 10:00 a.m. Eastern Time to discuss the year-end and fourth quarter 2004 earnings.  To access the conference call, parties in the United States should dial 1-800-265-0241 (International 617-847-8704), passcode 35216125, any time after 9:45 a.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com.  A replay of the call will be available for two weeks by dialing 1-888-286-8010 (International 1-617-801-6888) and entering conference ID #14792732.  Forward-looking and other material information may be discussed during the conference call.

THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI
64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

FINANCIAL HIGHLIGHTS

	Quarter Ended Dec 31		Year Ended Dec 31
	2004	2003	2004	2003
Operating Revenues	$74,264,000	$72,967,000	$325,540,000	$325,505,000
Net Income	$1,957,000	$4,845,000	$21,848,000	$29,450,000
Weighted Average Number of Common Shares Outstanding - Basic	25,637,083	23,214,974	25,467,740	22,845,952
Weighted Average Number of Common Shares Outstanding - Diluted	25,693,823	23,228,947	25,520,963	22,853,105
Basic Earnings per Weighted Average Share of Common Stock	$0.08	$0.21	$0.86	$1.29
Diluted Earnings per Weighted Average Share of Common Stock	$0.08	$0.21	$0.86	$1.29

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 157,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services, customer information software services, and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.